TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

14F7DD2FC0

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

Four Dimensions Global Investment Limited

BVI COMPANY NUMBER: **1993796**

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 1st day of October, 2018.

Myron W. Stevens

for **REGISTRAR OF CORPORATE AFFAIRS**
1st day of October, 2018